EXHIBIT 8.1
List of Subsidiaries of Tongjitang Chinese Medicines Company
Our operating subsidiaries are as follows:
Wholly-Owned Subsidiaries
1. Tongjitang Pharmaceutical (Hong Kong) Limited
2. Unisources Enterprises Limited, incorporated in the British Virgin Islands
3. Guizhou Tongjitang Pharmaceutical Co., Ltd., incorporated in the People’s Republic of China (the “PRC”)
4. Guizhou Long-Life Pharmaceutical Company Limited, incorporated in the PRC
5. Qinghai Pulante Pharmaceutical Co. Ltd., incorporated in the PRC
6. Anhui Jingfang Pharmaceutical Co. Ltd, incorporated in the PRC
Partially-owned subsidiaries
1. Guizhou Tongjitang Pharmaceutical Distribution Co., Ltd., incorporated in the PRC
2. Guizhou Tongjitang Pharmacy Chain Stores Co., Ltd., incorporated in the PRC